POWER OF ATTORNEY

 The undersigned hereby constitutes and appoints Paul B. Jones and Tina Davis and each of them, as each of the undersigned's true and lawful attorney-in-fact to:

(1) execute for and on behalf of the undersigned Forms 3, 4 and 5 under Section 16(a) of the Securities Exchange Act of 1934 (the "Act") and the rules promulgated thereunder, relating to the undersigned's being a beneficial shareholder of Time Warner Telecom Inc. (the "Company"), (collectively, the "Securities Filings");

(2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute and such Securities Filings and file such forms with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

       The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with the Act.

       This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file any of the Securities Filings with respect to securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

       The undersigned has caused this Power of Attorney to be executed as of this 7th day of March, 2000.

      /s/ David J. Rayner
      David J. Rayner